------                                      ------------------------------------
FORM 3                                                  OMB APPROVAL
------                                      ------------------------------------
                                             OMB Number                3235-0104
                                             Expires:         September 30, 1998
                                             Estimated average burden
                                             hours per response .............0.5
                                            ------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*

     Yalcin                       Mehmet                        Gundez
--------------------------------------------------------------------------------
     (Last)                       (First)                      (Middle)

    c/o Just Toys, Inc.
    20 Livingstone Avenue
--------------------------------------------------------------------------------
                                    (Street)

    Dobbs Ferry                    New York                     10522
--------------------------------------------------------------------------------
     (City)                         (State)                     (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)
    5/23/00
-------------------------------------------------------------------------------

 3. IRS Identification Number of Reporting Person, if an entity (voluntary)

-------------------------------------------------------------------------------

 4. Issuer Name and Ticker or Trading Symbol

    Just Toys, Inc. (JUST)
-------------------------------------------------------------------------------

 5. Relationship of Reporting Person to Issuer (Check all applicable)

    _____  Director                       _____  10% Owner
    __X__  Officer (give title below)     _____  Other (specify below)

                     Chief Financial Officer and Treasurer
--------------------------------------------------------------------------------

 6. If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------
 7. Individual or Joint/Group Filing (Check Applicable Line)

 _X_  Form filed by One Reporting Person

 ___  Form filed by More than One Reporting Person

--------------------------------------------------------------------------------

TABLE I - Non-Derivative Securities Beneficially Owned

--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                            |
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a seperate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                                                                          (Over)


             Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 3 (continued)       Table II -- Derivative Securities Benefically Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
---------------------------------------------------------------------------------------------
1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
---------------------------------------------------------------------------------------------

    Employee Stock Option                                   (1)               5/22/10
    (Right to Buy)
---------------------------------------------------------------------------------------------

3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Ammount or  |                           |                                   |
                          |   Number of  |                           |                                   |
          Title           |   Shares     |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
      Common Stock        |    15,000    |         $1.25             |              D                    |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------
                          |              |                           |                                   |
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) The option vests in the three equal annual installments beginning on May 22, 2001.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 10 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this Form are not required to respond unless the Form displays a current valid OMB Number.




/s/ Mehmet Gunduz Yalcin                    June 2, 2000
----------------------------------        ----------------
**Signature of Reporting Person                 Date

                                                                      Page 2